Exhibit 10.9

CERTAIN MATERIAL (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MANUFACTURING SERVICES AGREEMENT

This MANUFACTURING SERVICES AGREEMENT (“Agreement”), dated as of August 1, 2014 (the “Effective Date”), by and between Shenyang Sunshine Pharmaceutical Co., Ltd., a Chinese Corporation, with an address at No. 3 A1 Road 10, Shenyang Economic and Technology Development Zone, Shenyang, China 110027 (“3SBio”), and Selecta Biosciences, Inc., a Delaware corporation, with an address at 480 Arsenal Street, Building One, Watertown, MA 02472 (“Selecta”).  3SBio and Selecta are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain License Agreement, dated as of May 12, 2014, pursuant to which 3SBio granted an exclusive license to Selecta under certain patent rights and know-how for Selecta to develop and commercialize compounds and products (the “License Agreement”);

WHEREAS, pursuant to the License Agreement, the Parties have agreed to enter into this Agreement, pursuant to which 3SBio will supply or have supplied certain compounds and products to Selecta, its Affiliates and Sublicensees for use in research and clinical supplies on an at-cost basis;

NOW, THEREFORE, in consideration of the above statements and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1.  Definitions.  Terms defined elsewhere in this Agreement shall have the meanings set forth therein for all purposes of this Agreement unless otherwise specified to the contrary.  The following terms shall have the meaning set forth below in this Section 1:

a)                                     “Affiliate(s)” of an entity means any other entity which (directly or indirectly) is controlled by, controls or is under common control with such entity.  For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, provided that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

b)                                     “Agreement” means this Agreement as signed by the Parties, including the Scope and any referenced attachments and any amendments and additions to this document.

c)                                      “Applicable Laws” means any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including, without limitation, the applicable regulations and guidelines of any United States or European governmental authority including the FDA, the EMA, and all applicable cGMPs together with amendments thereto.

d)                                     “Batch” means a specific number of vials of Drug Product each filled at the same time with the same Lot or a group of Lots of formulated Drug Substance in accordance with cGMP.

e)                                      “Batch Record” means a manufacturing record for a Batch generated by 3SBio in accordance with the Scope and (the rest of) this Agreement and approved by Selecta, which record is to be made concurrently with the performance of each step of the production, purification and aseptic filling process for the Drug Substance such that successive steps in such processes may be traced, including all associated documents and consistent with cGMP.

f)                                       “Certificate of Analysis” shall mean a written certificate signed by an authorized Quality representative of 3SBio listing the items tested, describing Specifications for, and testing methods applied to, a particular product or component and the results thereof.

g)                                      “Deliverable” means all deliverables of the Program, including all results, reports, data and other materials to be provided by 3SBio to Selecta, as expressly set forth in the Scope.

h)                                     “Drug Product” means the final dosage form pharmaceutical medicine containing Drug Substance produced by 3SBio in accordance with this Agreement (including the Scope, the Quality Agreement, cGMP, filling process and the Specifications).

i)                                         “Drug Substance” is the bulk purified Protein produced by 3SBio, produced in accordance with this Agreement (including the Scope, the Quality Agreement, cGMP and the Specifications).

j)                                        “EMA” shall mean the European Medicinal Agency or any successor governmental agency performing similar functions.

k)                                     “Facility” or “Facilities” means (any one of, as appropriate) 3SBio’s manufacturing facility located at Shenyang, China, and/or any other 3SBio facility or permitted subcontractor facility as agreed to in writing by the Parties.

l)                                         “FDA” means the United States Food and Drug Administration or any successor governmental agency performing similar functions.

m)                                 “Filling Components” means vials, stoppers and crimps and all other components used for the aseptic fill of the formulated Drug Substance (leading to Drug Product), except Process Consumables.

n)                                     “Good Manufacturing Practices” or “cGMP” means current good manufacturing practices, as specified in regulations promulgated from time to time by a Regulatory Authority for the manufacture and testing of pharmaceutical products.

o)                                     “Lot” means the (unfilled) bulk Drug Substance produced under this Agreement by 3SBio within the same production run, which may be contained in one or more containers.

p)                                     “Materials” means cell lines, raw materials, compounds, reagents, the reference standards and/or any other substances or materials.  For purposes of this Agreement, “Materials” includes, but is not limited to, all progeny, transformants, modifications and derivatives of such Materials.

q)                                     “Media Fill” means a fill of bacteriological growth media into vials for validation purposes.

r)                                        “Person” means an individual, partnership, corporation, limited liability or other company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

s)                                       “Process Consumables” means filters, membranes, disposable analytical test kits, tubing, filling needles, disposable bags, disposable glass/plasticware, cleaning supplies, cell culture media and feeds and other materials consumed during the manufacture of Drug Substance or Drug Product, with the exception of Raw Materials and Filling Components.

t)                                        “Program” means the services to be performed by 3SBio for Selecta as described in the Scope(s) (such services, the “Services”).

u)                                     “Program Timeline” means the schedule for the performance of the Program as set forth in the Scope or otherwise agreed to by the Parties in writing.

v)                                     “Protein” means Pegsiticase (Uricase PEG-20), a pegylated recombinant uricase from candida utilis produced by [***].

w)                                   “Quality Agreement” shall have the meaning set forth in Section 3(d).

x)                                     “QS” means 3SBio’s quality system documentation, as defined in Section 4(a).

y)                                     “Raw Materials” means media, resins and such other materials as listed in the Bill of Materials (BoM), to be used in the Program.

z)                                      “Regulatory Authority” means the FDA and the EMEA, other USA and EU national health authorities, and any other applicable national health authority.

aa)                              “Scope” means the detailed scope-of-work attached hereto as Appendix 1, or any other detailed scope-of-work document that may be agreed to by the Parties following the Effective Date and added as an additional “Scope” hereunder.  For clarity, any such additional Scope shall be incorporated in, and subject to all of the terms and conditions of, this Agreement.

bb)                              “Specifications” means the written requirements for the performance of the Program and for the specifications of the Drug Substance and Drug Product as set forth in Appendix 2, as may be amended or supplemented from time-to-time by the Parties by mutual agreement in writing.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

cc)                                “Territory” shall have the meaning set forth in the License Agreement.

dd)                              “Third Party” shall mean any Person other than Selecta, 3SBio and their respective Affiliates.

Section 2.  Services, Scope of Work; Orders for Products.

a)                                     Selecta hereby retains 3SBio to perform the Program, and any other such services which may be agreed upon by the Parties from time to time separately in writing.

b)                                     3SBio shall diligently perform the Program in accordance with (i) all Applicable Laws, (ii) this Agreement (including the Scope), (iii) Selecta’s reasonable instructions in relation to the Services (to the extent such instructions are not inconsistent with, and do not expand the scope of, the work set forth in the Scope or otherwise in this Agreement), (iv) prevailing ethical standards in the industry, and (v) prevailing industry professional and ethical standards. For clarity, in the event that 3SBio’s implementation of any reasonable instructions of Selecta would require an amendment to the Scope, such instructions shall be a proposed “Scope Change” hereunder and will be addressed in accordance with Sections 8(f) and (g).

c)                                      3SBio will provide Selecta with all agreed upon Deliverables in connection with the Services and will use commercially reasonable efforts to perform all Services and provide all Deliverables in a timely manner and as set out in the Scope.

d)                                     A detailed Scope prepared by 3SBio under Selecta’s direction and approved by Selecta is attached to this Agreement as Appendix 1.  The Scope specifies the Program design, information desired, estimated duration of the Program, and all other matters pertinent to completion of the Program, and is deemed a part of this Agreement and is incorporated herein by reference.

e)                                      Beginning October 1, 2014, Selecta will submit to 3SBio in writing a non-binding twelve (12) month forecast of the Drug Substance or Drug Product that Selecta reasonably believes it will require for each calendar quarter during the next calendar year (the “Forecast”).  Within [***] days after the date of the initial Forecast, 3SBio will provide to Selecta a written draft production plan for such Drug Substance or Drug Product to optimize the lead times (e.g., discuss stockpiling, etc.).  Promptly following receipt of the draft production plan, the Parties will work together to mutually agree upon a final production plan (“Production Plan”).  Thereafter, Selecta will update the Forecast on the first day of each subsequent calendar [***] in accordance with the agreed upon final Production Plan.

f)                                       Beginning October 1, 2014, and at intervals thereafter (but in each instance not later than [***] prior to the next production start date according to the then current Production Plan), Selecta will submit to 3SBio in writing a firm and binding purchase order for Drug Substance or Drug Product in a format mutually agreed by the Parties (the “Purchase Order”).  Each Purchase Order will specify the number of Batches and the requested manufacturing or delivery date of such Batches (which delivery dates or leads times shall be in accordance with the agreed upon Product Plan).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

g)                                      The purchase price and due date for any Purchase Order for Batches shall be determined in accordance with and shall be payable at the times set forth in Appendix 1.

h)                                     After 3SBio completes manufacturing a Batch, 3SBio shall also provide Selecta or its designee with a Certificate of Analysis and a completed Batch Record for such Batch.  Issuance of a Certificate of Analysis and a completed Bath Record by 3SBio constitutes release of the Batch by 3SBio to Selecta.  Selecta shall be responsible for final release of Drug Product, at its cost to for use in clinical trials and nonclinical research.

i)                                         3SBio shall be responsible for obtaining, at its expense, any licenses or permits relating to the Facilities or other license or permits, and any regulatory and government approvals necessary for 3SBio’s performance of the Program.  3SBio shall, upon Selecta’s request, provide to Selecta or make available to Selecta all information in 3SBio’s control that is relevant to the specific methods of Drug Substance or Drug Product manufacture, Drug Substance or Drug Product characterization, and any other information regarding the Drug Substance or Drug Product that is relevant for submissions to Regulatory Authorities in a timely manner to enable punctual submission by Selecta of necessary regulatory documentation in connection with the registration of the Drug Substance or Drug Product.

j)                                        Representatives of the Parties shall meet (in person or by phone or videoconference) on a regular basis during the performance of the Program to review progress of the Program and to agree on any necessary changes to the Scope and/or Specifications. In case of any disagreement between the Parties concerning the Specifications, [***] will have the final decision making authority.  In the event of discussions or disagreements on changes to the Scope, those be addressed in accordance with Sections 8(f) and (g).

k)                                     3SBio acknowledges that Selecta may use Drug Product in clinical trials in humans.

Section 3.  Program Performance.

a)                                     3SBio shall provide the Facilities, Materials, supplies, staff and all other resources necessary to perform and complete the Program, as it may be modified as provided herein, and in accordance with the Scope and the terms of this Agreement.  In the event of any conflict between the terms and provisions of this document and the Scope, the terms of the Agreement will control.

b)                                     Other than with respect to those portions of the Program that are performed at the facilities of subcontractors that have been pre-approved by Selecta in accordance with Section 5, 3SBio shall perform the Program at the Facilities, and shall hold at the Facility (where the warehouse is located) all Materials, Program-Dedicated Equipment, Filling Components, Process Consumables and Raw Materials for use in the Program and all other items used in the manufacturing of the Drug Product.  3SBio shall maintain, at its own expense, the Facilities in a state of operating efficiency consistent in order to perform duly under this Agreement and in compliance with the Specifications and Applicable Laws, provided that 3SBio shall not change the location of the Facilities without the prior written consent of Selecta, which consent shall not be unreasonably withheld.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

c)                                      3SBio will appoint a 3SBio representative (the “Program Manager”) to be responsible for the coordination of performance of the Program by 3SBio.  The Program Manager will coordinate performance of the Program with a representative designated by Selecta (the “Selecta Representative”).  Unless otherwise agreed in the Scope, or mutually agreed to by the Parties in writing, all communications between 3SBio and Selecta regarding the conduct of the Program pursuant to the Scope shall be addressed to or routed through the Program Manager and Selecta Representative. 3SBio may, at its option, substitute the Program Manager during the course of the Program and Selecta may, at its option, substitute Selecta Representative during the course of the Program, in each case upon written notice to the other Party.

d)                                     Promptly following the Effective Date, the Parties will agree on a detailed document specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the manufacture of Drug Substance and Drug Product (the “Quality Agreement”). The Parties agree that if Selecta’s quality audit as performed prior to entering into this Agreement (the “Quality Audit”) discloses any issues that need to be corrected prior to the manufacture of the first cGMP Batch hereunder, then 3SBio will use commercially reasonable efforts to take appropriate corrective action prior to the initiation of the manufacture of such cGMP Batch.

e)                                      3SBio shall use commercially reasonable efforts to meet and comply with the Purchase Orders, subject to the terms and conditions of this Agreement.  3SBio shall provide Selecta with as much advance notice as practicable if 3SBio determines that any Services or any portions of the Program will be delayed or eliminated for any reason.  If 3SBio falls behind the agreed Production Plan or if any delivery of Drug Substance or Drug Product was out of Specifications, a JSC meeting will be called within [***] days of such determination.  During such JSC meeting, 3SBio shall submit a remedy plan to Selecta specifying the reasons for, as well as activities and timelines to resolve, the issue(s), and shall immediately implement such remedy plan.  In addition, if a Purchase Order has not been fulfilled within [***] month after its original due date in accordance with the Production Plan, 3SBio shall allocate Pegsiticase inventories and future production runs between Selecta and its other customers to expedite delivery until the Purchase Order has been completed in full, provided, however that such allocation to Selecta shall not exceed [***]% of Protein inventories and future production runs.

Section 4.  Program Materials; Equipment and Consumables.

a)                                     3SBio shall procure, in accordance with 3SBio’s standard operating procedures, the Materials, Raw Materials, Filling Components and Process Consumables, which procurement shall be consistent with the Chinese IND, master batch records, and associated records that have been made available to Selecta (collectively referred to as the Quality System Documentation (“QSD”) of 3SBio). In the event Selecta elects to have 3SBio procure any Materials, Raw Materials, Filling Components or Process Consumables that differ from or are in addition to those set forth in the QSD, Selecta shall authorize such procurement in writing.  3SBio shall not procure Materials, Raw Materials, Process Consumables or Filling Components for use in the Program which are not set forth in the QSD or otherwise agreed to in writing by Selecta.

b)                                     Upon completion of the Program, or termination or expiration of this Agreement, (i) Materials, Raw Materials, Process Consumables and Filling Components paid for by Selecta

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

will be returned to Selecta, at Selecta’s expense and direction and (ii) any remaining Materials will be, at Selecta’s election (such election to be made by Selecta to 3SBio in writing no later than [***] days after completion of the Program or after termination or expiration of this Agreement, as applicable), returned to Selecta, at Selecta’s expense, or destroyed/disposed of by 3SBio, such in Selecta’s sole discretion.  Storage of Materials by 3SBio for longer than [***] days after the issuance of a Certificate of Analysis for a production Batch will result in 3SBio’s standard storage fees, provided that such storage fees shall be waived by 3SBio for any period during which 3SBio continues to perform services for Selecta hereunder.  Notwithstanding the foregoing, 3SBio shall retain Materials, Drug Substance or Drug Product as required by Applicable Laws, or as reference samples for the purposes of the acceptance testing procedure set forth in Section 13(d) below.

Section 5.  Use of Subcontractors.

a)                                     3SBio reserves the right to employ subcontractors from time-to-time to undertake certain activities related to the Program.  All subcontractors will be qualified by 3SBio in a manner consistent with 3SBio Standard Operating Procedures and the Quality Agreement. 3SBio will not use any subcontractor for any production steps and associated testing that is not-preapproved in writing by Selecta, which pre-approval may, for clarity, follow from the Scope.  3SBio will hold all subcontractors under obligations of confidentiality no less strict than those set forth in Section 9.  Nothing herein shall restrict Selecta from performing its own independent audit of any approved or proposed subcontractor, and to the extent 3SBio has the contractual right to require such subcontractor to provide Selecta with access to such subcontractor’s facility for the purposes of an audit, 3SBio agrees to exercise such right at Selecta’s request.

b)                                     3SBio shall be liable for the performance of subcontractors engaged by 3SBio to perform activities related to the Program to the same extent as if 3SBio had performed such activities itself.

c)                                      3SBio will be responsible for making all payments to its subcontractors.

Section 6.  Compliance with Government Regulations.

a)                                     Subject to Section 6(c), 3SBio will comply in all respects with Applicable Laws appropriate to the Program.

b)                                     Should Applicable Laws appropriate to the Program be changed after the Effective Date, 3SBio will notify Selecta of any such change, and will make commercially reasonable efforts to comply in all material respects with the new requirements.  In the event that compliance with such new regulatory requirements necessitates a change in the Scope or the Program or the reasonable cost of the services provided by 3SBio, 3SBio will submit to Selecta a revised technical and cost proposal for Selecta’s acceptance, such in accordance with Sections 8(f) and (g).

c)                                      In the event that 3SBio identifies a conflict in government regulations relating to its performance of the Program, it will so notify Selecta and Selecta will designate, in writing, which regulations shall be followed by 3SBio in its performance of the Program.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding the foregoing, 3SBio shall not be obligated to perform any aspect of the Program that 3SBio determines in good faith to conflict with Applicable Laws.

Section 7.  Facility Visits and Audits/Regulatory Inspections.

a)                                     Selecta’s employees, consultants or other representatives of Selecta may visit the Facilities and other offices or facilities of 3SBio, and of its Third Party subcontractors (to the extent permitted under 3SBio’s agreement with such subcontractors), as relevant, at appropriate times during normal business hours with reasonable prior written notice to 3SBio to monitor and observe the work under and progress of the Program, and/or to look into the financial records of 3SBio to the extent necessary to confirm the amounts invoiced by 3SBio hereunder, and 3SBio will provide access and facilitate such visits.  3SBio will notify Selecta in writing at least [***] days prior to any manufacturing Services, and will permit Selecta to have one or more observers observe such manufacturing Services (these observers also referred to as “Man in the Plant”).

b)                                     Selecta’s employees, consultants or other representatives of Selecta may perform an audit of 3SBio with reasonable prior written notice to 3SBio, to audit the Program and/or the Facilities, and 3SBio will provide access and facilitate such audits.  Following any Selecta audit of any of the Facilities, Selecta shall discuss its observations and conclusions with 3SBio, and if Selecta, acting in good faith, deems it reasonably necessary for 3SBio to take corrective actions in order for 3SBio to perform its obligations in accordance with the terms and conditions of this Agreement, 3SBio shall promptly implement such corrective action, unless otherwise agreed in writing by the Parties.

c)                                      At Selecta’s request, and as otherwise required by Applicable Laws, 3SBio shall make its Facilities and all records relating to the Program available to the FDA or other regulatory authorities and shall notify Selecta immediately if the FDA or other Regulatory Authority begins or schedules an inspection of 3SBio’s records, facilities, or processes.  3SBio shall make reasonable efforts to permit Selecta to be present at or participate in such inspection or audit that is related to the Program.  3SBio shall immediately provide Selecta copies of any correspondence regarding such audit or inspection from the FDA or other regulatory authority relating to the Program or this Agreement, or, in the event that such correspondence includes information regarding other customers of 3SBio, 3SBio may provide Selecta will summaries of such correspondence, which summaries will include all information relevant to Selecta or the Program.

d)                                     Each Party shall promptly notify the other Party if either Party receives notice from, or becomes aware of any proposed investigation, intended or actual inspection, written enquiry and/or visit to a Facility by, any regulatory authority which directly relates to the Program or the manufacture of Drug Substance or Drug Product.  If the Facility is inspected by a Regulatory Authority specifically in connection with the Program, Drug Substance or Drug Product (e.g., a pre-approval inspection), 3SBio will notify Selecta promptly by telephone and send confirmation in writing within [***] business days after learning of the inspection.  If following any inspection, the applicable Regulatory Authority issues notice to 3SBio regarding any issue that could reasonably be expected to impact the performance of the Program or the quality of any Drug Product or Drug Substance,, 3SBio will communicate

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

promptly with Selecta and will provide 3SBio’s proposed response to such notice to Selecta for Selecta’s review and input prior to 3SBio’s submission of such response.  3SBio will in good faith implement any reasonable, appropriate and timely comments and suggestions provided by Selecta with respect to such proposed response.  3SBio shall keep Selecta fully informed of the progress of any such inspection or investigation by the Regulatory Authority and any issues raised by such Regulatory Authority that could reasonably be expected to impact the performance of the Program or the manufacture or quality of any Drug Product or Drug Substance.  3SBio agrees to inform Selecta promptly of the full results of such inspection or investigation, which may be redacted to exclude confidential information of any Third Party.

Section 8.  Compensation.

a)                                     Selecta shall pay 3SBio in accordance with the payment schedule set out in Appendix 1 (the “Service Fees”) and only after receipt of a relevant invoice.

b)                                     All undisputed invoices are due and payable by Selecta within [***] days from the date of receipt of Product in accordance with the terms of this Agreement.  All payments to 3SBio shall be made by wire transfer to an account number 3SBio specified by 3SBio from time to time.

c)                                      Notwithstanding the foregoing, Selecta may contest any invoice or portion thereof if it reasonably believes that the charges reflected therein are inappropriate or questionable (paying all charges that are appropriate), in which case Selecta will immediately notify 3SBio of such contested amounts.  If Selecta contests any fees invoiced by 3SBio, the Parties shall promptly resolve the matter in accordance with the dispute resolution procedure set forth in Section 13.6 of the License Agreement, and, once the matter is resolved, Selecta shall pay the appropriate charges (if any) within [***] days thereafter.

d)                                     Selecta will pay 3SBio interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of [***] percent ([***]%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

e)                                      In the event a change in the Program or Scope is deemed necessary or advisable by Selecta or by 3SBio, or otherwise follows from this Agreement, the identifying Party shall notify in writing the other Party as soon as is reasonably possible, describing in reasonable detail the nature of the proposed changes and the impact of such changes on the timing of the Program, and any projected change to the Service Fees. 3SBio shall provide Selecta with a change order containing an estimate of the required adjustments to the Program (including any changes in Service Fees) within [***] business days of receiving or delivering such notice (the “Change Order”). Selecta shall respond in writing to such Change Order as soon as reasonably possible, but in any event within [***] business days. A change in Service Fees relating to the implementation of such Change Order shall be commercially reasonable in all respects.  3SBio shall not commence work with respect to the changes proposed in a Change Order unless Selecta authorizes 3SBio in writing to do so and issues a purchase order for same.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

f)                                       If Selecta does not agree with a Change Order, then Selecta and 3SBio shall use commercially reasonable efforts to promptly agree on a Change Order that is mutually acceptable.  3SBio shall continue to work on the Program (as unmodified by such proposed Change Order) during any such negotiations, as well as when Selecta disagrees with the need for a Scope Change, provided 3SBio is reasonably able to proceed with the performance of the Program, and unless Selecta instructs 3SBio differently. Parties agree that 3SBio will be compensated for the Services with the relevant Service Fees during such period in accordance with this Agreement. If the disagreement between the Parties concerning the need for a Change Order, or a Change Order (including the failure of the Parties to agree upon a mutually acceptable Change Order) shall not be resolved within [***] business days, the (remainder of the) dispute shall be resolved in accordance with the dispute-resolution procedures set forth in Section 13.6 of the License Agreement.

g)                                      Notwithstanding the foregoing, with no less than [***] days prior written notice to 3SBio, Selecta may request 3SBio to delay performance of any or all of the services to be provided by 3SBio within the Scope by up to [***] months without incurring any additional cost or expense. In the event that such services are not resumed at the instruction of Selecta prior to the expiration of such [***] month period, 3SBio will notify Selecta in writing and, if Selecta does not instruct 3SBio to resume such services within [***] days of receipt of such notice, this Agreement may be deemed to have been terminated by Selecta for its convenience in accordance with the provisions of Section 16(b).

Section 9.  Confidential Information

a)                                     The terms and conditions of Section 10 of the License Agreement are hereby incorporated by reference into this Agreement.

b)                                     3SBio will not transfer any Materials, Drug Substance, Drug Product, or Process Information to any Third Party without Selecta’s written permission, unless such transfer is (a) to a pre-approved subcontractor (as per Section 5) and (b) consistent with the Program and this Agreement.

Section 10.  Work Product; Records.

a)                                     All reports relating to the Program will be prepared on 3SBio’s standard format, unless otherwise specified in the Scope.  3SBio shall promptly provide Selecta with all Batch Records, bill of materials records, environmental monitoring records, aseptic filling qualification records, Certificates of Analysis, and documents supporting the foregoing. For the longer of (i) [***] years after the expiry date of the Drug Product or (ii) the time required by Applicable Laws (the “Retention Period”), 3SBio shall keep and maintain records sufficient to substantiate and verify its duties and obligations relating to the Program.  In no event shall 3SBio be required to store such records for longer than the Retention Period or as otherwise expressly provided in this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 11.  Title; Intellectual Property.

a)                                     3SBio represents and warrants that no Person (other than Selecta or its Affiliates) shall, by reason of 3SBio’s acts or omissions, have any security interest or lien on any Drug Substance or Drug Product.

b)                                     3SBio represents and warrants that the sale, use or incorporation into manufactured products of all Drug Substance or Drug Product supplied by 3SBio hereunder which are not of Selecta’s design will not infringe or dilute any patents, copyrights, trademarks, service marks, trade names or other intellectual property rights, and will not misappropriate any trade secrets.  In addition to its other rights and remedies, Selecta shall have the right to cancel delivery of any Drug Substance or Drug Product to be provided hereunder to which any claim described in this Section relates and to return to 3SBio for full credit or refund any such Drug Substance or Drug Product.

Section 12.  Shipping.

The agreed pricing does not include shipping, which shall be paid directly by [***].  3SBio shall package for shipment Drug Substance, Drug Product, samples or other materials in accordance with the Scope and Selecta’s written instructions in accordance with all Applicable Laws.  All shipments will be FCA (Free Carrier) (Incoterms 2010) on the dates, to the delivery point and in the quantities specified in the Scope.

Section 13.  Default; Acceptance.

a)                                     If 3SBio is in default of its material obligations under this Agreement (including failure to meet Specifications), and/or 3SBio fails to perform an activity within the Program in accordance with the requirements in this Agreement (a “Default”), then Selecta, when Selecta has knowledge of a Default, and 3SBio, when 3SBio has knowledge of a Default, shall promptly notify the other Party in writing of any Default.  If it is reasonably possible for 3SBio to cure the Default within [***] days of such written notice, then 3SBio shall cure such default as soon as reasonably possible, but within such [***] day period. If it is reasonably possible to cure the Default within such [***] day period, and such curable Default has not been cured within the [***] day period, or another period as mutually agreed in writing, Selecta may terminate this Agreement immediately upon written notice to 3SBio.

b)                                     In case of a Default that is curable by re-performance of a (portion of) the Program, 3SBio will re-perform the non-conforming portions of the Program in accordance with the terms as set out in this Agreement (including the Specifications and the Scope), as soon as reasonably possible, with the understanding that 3SBio will use its best efforts to re-initiate such non-conforming portions within the [***]-day period following notice thereof, or, if applicable, in the first available slot in 3SBio’s production schedule.  If 3SBio repeats the non-conforming portions of the Program in order to cure a Default, it shall do so at its own cost and expense, including, but not limited to any costs or expenses associated with procuring Materials, Raw Materials, Process Consumables or Filling Components that are required to re-perform the non-conforming portions of the Program.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

c)                                      The remedies set forth in this Section 13 do not prejudice any other of Selecta’s remedies, whether under this Agreement, at law or otherwise, with respect to 3SBio’s failure to perform any portion of the Program in accordance with the terms of this Agreement.

d)                                     Selecta will accept Drug Substance or Drug Product if manufactured and delivered to Selecta in accordance with this Agreement (including the Specifications). If Selecta, acting reasonably, finds that Drug Substance or Drug Product has not been manufactured or handled or in any other way used in accordance with this Agreement (including the Specifications), Selecta may elect, by giving written notice to 3SBio within [***] days after receipt by Selecta, to not accept such Drug Substance or Drug Product.  If Selecta so elects, Selecta will specify in a written notice in reasonable detail the manner in which such Drug Substance or Drug Productfails to conform to the requirements of this Agreement.  Failure by Selecta to reject any Drug Substance or Drug Product within such [***] days period will be deemed acceptance by Selecta of the relevant Drug Substance or Drug Product delivered. In the event that Selecta refuses acceptance, Selecta shall, as directed by 3SBio, either (i) hold the nonconforming portion of the shipment for 3SBio’s disposition, or (ii) return the nonconforming portion to 3SBio in accordance with 3SBio’s instructions at 3SBio’s costs.  3SBio shall have [***] days following receipt of Selecta’s written notice within which to reject Selecta’s non-acceptance and specify in a written notice in reasonable detail to Selecta why the Drug Substance or Drug Product does conform to the requirements of this Agreement.  If Selecta does not agree with that notice, then the matter shall be referred to, and resolved by, the Joint Steering Committee (“JSC”), as established in Article 4 of the License Agreement.  The JSC shall be fully empowered to resolve any disputes under this Section 13(d) as to conformity of the Drug Substance or Drug Product with technical requirements of this Agreement.  For clarity, any other dispute than a dispute on conformity of the of Drug Substance or Drug Product with technical requirements of this Agreement, shall be dealt with in accordance with Section 13.6 of the License Agreement.  If 3SBio agrees, or the JSC confirms that any Drug Substance or Drug Product has not been manufactured or handled or in any other way used in accordance with this Agreement (including the Specifications), the provisions of Section 13(a)-(c) shall apply with respect to such Drug Substance or Drug Product.

e)                                      If the JSC is unable to resolve whether Drug Substance or Drug Product has been manufactured and delivered to Selecta in accordance with this Agreement (including the Specifications) within [***] days of reference to the JSC, either Party will have the right to appoint an independent third party to review the records, test data and perform comparative tests and/or analyses on samples of the alleged defective Drug Substance or Drug Product in accordance with mutually agreed analytical methods that are consistent with the Specifications and the regulatory filings associated with such Drug Substance or Drug Product.  The results as to whether or not Drug Substance or Drug Product is defective and the cause of any nonconformity shall be final and binding.  Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by 3SBio if Drug Substance or Drug Product is defective, and otherwise by Selecta.  If the independent third party determines that the Drug Substance or Drug Product has not been manufactured or handled or in any other way used in accordance with this Agreement (including the Specifications), the provisions of Section 13(a)-(c) shall apply with respect to such Drug Substance or Drug Product.

Section 14.  Limitations on Liability. NEITHER PARTY SHALL BE LIABLE TO THE

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OTHER FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THE FOREGOING LIMITATIONS SHALL NOT APPLY TO: (A) THE AMOUNTS EACH PARTY IS OBLIGATED TO PAY TO A THIRD PARTY PURSUANT TO SECTION 11.6 OF THE LICENSE AGREEMENT; (B) DAMAGES ARISING OUT OF EITHER PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OR INACTION UNDER THIS AGREEMENT; (C) DAMAGES DUE TO A PARTY’S BREACH OF CONFIDENTIALITY; OR (D) DAMAGES DUE TO 3SBIO’S WRONGFUL ABANDONMENT OF, OR REFUSAL TO PROVIDE, SERVICES.

Section 15.  Representations, Warranties and Covenants.

a)                                     Each Party hereby represents, warrants and covenants to the other Party that, as of the Effective Date, it has full power and authority to enter into, deliver and perform its obligations under this Agreement, and it has taken all action required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby and the Person signing this Agreement on behalf of such Party has been duly authorized to act on behalf of and to bind such Party.

b)                                     3SBio hereby represents, warrants, and covenants to Selecta that (i) it shall use best efforts to perform the Program in compliance with accepted industry standards, (ii) it shall perform the Program in a professional and workman-like manner in accordance with Applicable Law and regulations, and (iii) it shall obtain and maintain all licenses and approvals required to perform the Program.

c)                                      EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 16.  Term; Termination.

a)                                     This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the other provisions of this Agreement, shall continue in full force and effect until the earlier of (i) the end of the Program; or (ii) the expiration or termination of the License Agreement (the “Term”).

b)                                     Selecta may terminate this Agreement in full for any reason effective upon sixty (60) days prior written notice to 3SBio; provided, however, that Selecta will have the right to terminate this Agreement with respect to a given Drug Product or Drug Substance with immediate effect upon written notice to 3SBio in the event that Selecta or any of its Affiliates or Sublicensees identifies a safety or efficacy concern with respect to such Drug Product or

Drug Substance.  Upon termination of this Agreement pursuant to the aforementioned, Selecta shall pay 3SBio all (1) Services Fees unpaid but accrued for Services actually performed in compliance with this Agreement up to the date of the termination notice and on a proportionate basis based on 3SBio’s completion of the tasks required, and (2) costs incurred by 3SBio for its purchasing of Process Consumables, Filling Components and testing services subcontracted in accordance with Section 5(a), but solely: (a) to extent 3SBio cannot cancel the payment of such costs or mitigate such costs using reasonable commercial efforts, and (b) the Process Consumables, and Filling Components and subcontracted testing services cannot be used in 3SBio’s business for 3SBio itself or another customer of 3SBio and (c) solely to the extent such costs are reasonable and substantiated with relevant (third party) invoices.

c)                                      Each Party will have the unilateral right to terminate this Agreement at any time during its Term by providing written notice with immediate effect in the event that: (i) the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for a similar arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or (ii) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or (iii) if the other Party proposes or is a party to any dissolution or liquidation, or (iv) if the other Party makes an assignment for the benefit of its creditors.

d)                                     In the event of termination or expiration of this Agreement, 3SBio shall, at the written request of Selecta, complete the manufacture of any Batch or Lot. 3SBio shall have no obligation to complete the manufacture of any Batch or Lot unless and until Selecta pays all outstanding and overdue amounts and pays for the completion of such Batch or Lot in advance.

e)                                      Subject to the other Sections of this Agreement, the termination of this Agreement shall not relieve either Party of its obligation to the other Party that have accrued prior to such termination.

f)                                       The following provisions shall survive any expiration or termination of this Agreement: Sections 4(b), 8, 9, and 10.

Section 17.  Incorporation by Reference.  Sections 1 (to the extent applicable), 11.5, 11.6, and 13 (other than Section 13.10) of the License Agreement are hereby incorporated by reference into this Agreement and shall be effective as if fully set forth herein.

Section 18.  Entire Agreement; Modification/Counterparts, Choice of Law.  This Agreement (including the Scope, and all Appendices attached hereto, including the Quality Agreement), together with the License Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and replaces any and all previous arrangements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.  For clarity, nothing herein shall be construed to supersede or alter the License Agreement in any respect.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

SHENYANG SUNSHINE PHARMACEUTICAL CO., LTD.

By	/s/ Jing Lou

Name:	LOU, JING

Title:	CEO

SELECTA BIOSCIENCES, INC.

By	/s/ Werner Cautreels

Name:	Werner Cautreels

Title:	CEO

APPENDIX 1: Scope

Price:

For materials to be used in Phase I and Phase II studies, the price used in Purchase Orders shall be fixed at $[***] per Batch (with a target of [***] vials per Batch) for Purchase Orders placed prior to [***].  Product shall be delivered FCA 3SBio production facility Shenyang, China.

The parties shall agree on revised pricing for any for Purchase Orders placed after [***] by [***] which shall be based on 3SBio’s production costs.  Should the parties fail to agree by [***] on revised pricing, the parties shall at that time choose a third party, mutually agreeable to 3SBio and Selecta, to study and then establish appropriate pricing, by [***], for subsequent Batches based on 3SBio’s production costs.  The cost of the study shall be borne by [***].

For material to be used in Phase III, Phase IV, or for commercial sales, a separate supply agreement will be entered into by the parties.

Selecta will pay the fixed price for Batches with a minimum yield of at least [***] vials of Drug Product.  For Batches with lower yields, Selecta will pay a pro rata per vial price based on the purchase price set forth above.  Delivered Drug Product will have an expiration date of at least [***] months after the delivery date.  For clarity, 3SBio may use Drug Substance or Drug Product from other Batches with acceptable shelf life to fulfill the minimum yield for a Batch of at least [***] vials of Drug Product.

Payment Schedule:

Payment shall be made by Selecta within [***] days following acceptance of the Batch by Selecta in accordance with Sections 13(d) and 13(e).

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APPENDIX 2: Specifications